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                                                                  Exhibit 12 (a)

                The Seagram Company Ltd. and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)


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


                                                                Six Months Ended                        Fiscal Year Ended
                                                                  December 31,                               June 30,
                                                       ----------------------------------       ------------------------------
                                                           1999                1998                1999                1998
                                                       -------------        -------------       ------------        ----------
Income (loss) from continuing operations,
     before tax                                         $       413         $      (157)        $     (579)         $   1,611
Add (deduct):
     Dividends from equity companies                             17                  37                 92                 56
     Fixed charges                                              402                 211                656                406
     Interest capitalized, net of amortization                    -                  (7)                 -                 (2)
                                                       -------------        -------------       ------------        ----------
Earnings available for fixed charges                    $       832         $        84         $      169          $   2,071
                                                       =============        =============       ============        ==========

Fixed charges:
     Interest expense                                   $       370         $       182         $      592          $     357
     Portion of rent expense deemed to
        represent interest factor                                32                  29                 64                 49
                                                       -------------        -------------       ------------        ----------
Fixed charges                                           $       402         $       211         $      656          $     406
                                                       =============        =============       ============        ==========

Ratio of earnings to fixed charges                             2.07               (a)                 (b)                5.10
                                                       =============        =============       ============        ==========

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(a) Fixed charges exceeded earnings by $127 million for the six-month period ended December 31, 1998.
(b) Fixed charges exceeded earnings by $487 million for the year ended June 30, 1999.